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FORM 4
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                                            UNITED STATES SECURITIES AND EXCHANGE COMMISSION             ---------------------------
                                                         WASHINGTON, DC 20549                                    OMB APPROVAL
                                                                                                         ---------------------------
[ ] CHECK THIS BOX IF NO                    STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                 OMB NUMBER:       3235-0287
    NO LONGER SUBJECT TO                                                                                 EXPIRES: SEPTEMBER 30, 1998
    SECTION 16. FORM 4 OR     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,    ESTIMATED AVERAGE BURDEN
    FORM 5 OBLIGATIONS MAY      Section 17(a) of the Pulbic Utility Holding Company Act of 1935 or       HOURS PER RESPONSE .... 0.5
    CONTINUE. SEE                       Section 30(f) of the Investment Company Act of 1940              ---------------------------
    INSTRUCTION 1(b).
(Print or Type Responses)
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
1. Name and Address of Reporting Person*       2. Issuer Name AND Ticker or Trading Symbol    6. Relationship of Reporting Person(s)
                                                  MetroBanCorp                                    to Issuer (Check all applicable)
   Batalis, Ike G.                                METB                                           [X] Director          [ ] 10% Owner
------------------------------------------------------------------------------------------       [ ] Officer (give     [ ] Other
  (Last)          (First)          (Middle)    3. IRS or Social Security  4. Statement for                    title        (specify
                                                  Number of Reporting        Month/Year                       below)        below)
                                                  Person (Voluntary)
   10333 N. Meridian Street, Suite 111            ###-##-####                01/00               ----------------   ----------------
-----------------------------------------------   ----------------------  ----------------    7. Individual or Joint/Group Filing
                 (Street)                                                 5. If Amendment,         (Check applicable line)
   Indianapolis    IN                46290                                   Date of Original [X] Form filed by One Reporting Person
-----------------------------------------------                              (Month/Year)     [ ] Form filed by more than One
  (City)           (State)           (Zip)                                                        Reporting Person
  United States
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                         TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. Title of Security           2. Trans-   3. Transac-   4. Securities Acquired (A)   5. Amount of      6. Owner-       7. Nature
   (Instr. 3)                     action      tion          or Disposed of (D)           Securities        ship            of In-
                                  Date        Code         (Instr. 3, 4 and 5)           Beneficially      Form:           direct
                                             (Instr. 8)                                  Owned at          Direct          Bene-
                                 (Month/                                                 End of            (D) or          ficial
                                  Day/   -----------------------------------------       Month             Indirect        Owner-
                                  Year)  Code    V    Amount   (A) or (D)   Price       (Instr. 3          (I)             ship
                                                                                         and 4)            (Instr. 4)     (Instr. 4)
Common Stock, no par value          -      -     -       -          -         -          6,888                D              -
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Common Stock, no par value          -      -     -       -          -         -          3,522                D              -
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* If the Form is filed by more than one Reporting Person, SEE Instruction 4(b)(v).                                            (Over)
                                                                                                                     SEC 1474 (7-97)

                              POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION
                              CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM
                              DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

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FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of        6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative          cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-      Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or       Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)    (Month/Day/                            Secur-
                             ative        Year)                  (Instr. 3, 4,       Year)                                 ity
                             Security                            and 5)                                                   (Instr. 5)

                                                                                  -----------------------------------
                                                                                  Date     Expira-          Amount or
                                                    --------------------------    Exer-    tion      Title  Number of
                                                    Code    V   (A)     (D)       cisable  Date             Shares
1. Option to Purchase        7.50        01/01/00     A     -  3,000     -       01/01/00 12/31/09 Common Stock 3,000         -
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9. Number of              10. Ownership           11. Nature of
   Derivative                 Form of                 Indirect
   Securities                 Derivative              Beneficial
   Beneficially               Security:               Ownership
   Owned at End               Direct (D)             (Instr. 4)
   of Month                   or Indirect (I)
  (Instr. 4)                 (Instr. 4)

   78,729                          D                      -
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Explanation of Responses:                                                                 /s/ Ike G. Batalis by
                                                                                          Charles V. Turean, his
1. Pursuant to the 1994 Director's Stock Option Plan of MetroBanCorp.                     Attorney-in Fact                   2/10/00
                                                                                       -----------------------------------  --------
**Intentional misstatements or omissions of facts constitute                             **Signature of Reporting Person      Date
Federal Criminal Violations. SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                    Ike G. Batalis by
                                                                                          Charles V. Turean, his
                                                                                          Attorney-in Fact

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, SEE Instruction 6 for procedure.


Potential persons who are to respond to the collection of information contained
in this form are not required to respond unless the form displays a currently                                                 Page 2
valid OMB Number.                                                                                                    SEC 1474 (7-97)

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